Silberstein Ungar, PLLC CPAs and Business Advisors
Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.sucpas.com

May 31, 2011

To the Board of Directors of
Southern Products, Inc.
Las Vegas, Nevada

To Whom It May Concern:

Consent of Independent Registered Public Accounting Firm

Silberstein Ungar, PLLC, hereby consents to the use in the Form 10-K, Annual Report Pursuant to Section 13 or 15(d) of the Securities Act of 1934, filed by Southern Products, Inc. of our report dated May 27, 2011, relating to the financial statements of Southern Products, Inc., a Nevada Corporation, as of and for the periods ending February 28, 2011 and 2010 and for the period from February 23, 2010 (date on inception) to February 28, 2011.

Sincerely,

 /s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC